EXHIBIT 21.1

Subsidiaries of Airbee Wireless, Inc.

Subsidiary	Jurisdiction of Incorporation
Airbee Wireless Pte. Ltd.	Singapore
Airbee Wireless (India) Pte. Ltd.	India